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                                                                   EXHIBIT 99

Photogen Technologies, Inc.
7327 Oak Ridge Highway
Knoxville, TN  37931
Voice: 423-769-4012
Fax:   423-769-4013
Internet: www.photogen.com


                PHOTOGEN SIGNS TWO RESEARCH AGREEMENTS WITH HARVARD
                           MEDICAL SCHOOL AFFILIATES


KNOXVILLE, Tenn.--Oct. 15, 1998--Photogen Technologies, Inc. (OTC: PHGN) has, through its subsidiary Photogen, Inc., signed research agreements with two teaching affiliates of Harvard Medical School. The agreements come on the heels of a September announcement that the former Dean of the Harvard Medical School, Dr. Daniel Tosteson, has joined the Company's Scientific Advisory Council.

One research agreement - with Massachusetts General Hospital for work to be carried out at its Center for Imaging and Pharmaceutical Research (CIPR) - will evaluate treatment of prostate and lung cancer using Photogen's simultaneous two-photon excitation technology. The other agreement - with the Massachusetts Eye and Ear Infirmary (MEEI) - will initially evaluate the technology for treatments of age-related macular degeneration (AMD) of the eye. Both agreements provide that additional research projects may be undertaken with Photogen.

"Teaming with prestigious leaders in cancer research and AMD like Harvard Medical School, Mass General and The Massachusetts Eye and Ear Infirmary gives us a wonderful opportunity to test our technology in a highly visible setting," said John Smolik, president and CEO of Photogen. "These agreements are an important step in our strategy of tapping the best minds and facilities in academia and industry to examine our technologies in practical applications. This is the first real test of our technology's ability to offer the hope of treating specific diseases and conditions."

Dr. Gerald L. Wolf will be the Principal Investigator for the CIPR. He holds an M.D. degree from Harvard Medical School, earned in 1968 and a Ph.D. in Pharmacology and Physiology from Nebraska in 1965. Dr. Wolf has published more that 150 scholarly papers, four books and numerous position papers in the fields of contrast media, drug development and functional imaging. Dr. Wolf is widely known for his work in the areas of cancer detection and treatment.

MEEI's Principal Investigator will be Dr. Joan W. Miller, a renown researcher in the field of macular degenerative disease. She earned her M.D. from Harvard Medical School in 1985 and has more than 50 scientific and scholarly publications to her credit. Clinical interests include diseases and surgery of the retina and vitreous, macular degeneration and diabetic retinopathy.

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Photogen intends ultimately to use the data gained through these animal studies and future clinical trials to speed submissions for regulatory approvals, although this is dependent largely upon the Company's ability to secure favorable industry collaborative agreements for manufacturing and distribution.

Both agreements enable Photogen to combine its technology with the scientific expertise, laboratory facilities and personnel provided by MEEI and CIPR. MEEI and Mass General each has the right to patent any new inventions arising out of the research pursuant to their respective projects, and Photogen has the right to obtain an exclusive license concerning the invention on terms to be negotiated after development of the invention.

About Lung Cancer

Most types of lung cancer can be categorized into small cell and nonsmall cell. In general, the small cell type has usually spread by the time of diagnosis and is treated by chemotherapy and/or radiation therapy. The nonsmall type may not have spread at the time of diagnosis, and surgical resection of this type may be possible. Metastatic lung cancer (the spread of cancer) can occur to almost any area of the body with common sites being the brain, bone, bone marrow and liver. The peak incidence occurs between 55 and 65 years old. The incidence is 1 out of 1,000 people. Photogen's agreement with CIPR will look at possible treatments for lung cancer using two-photon excitation technology. (More info on lung cancer at www.drkoop.com/resource/cancer.)

About Prostate Cancer

Prostate cancer is a malignancy that develops in the prostate gland, a gland that is important for the proper function of the male reproductive tract. Cancer of the prostate is the most common cancer among American men affecting about one in five men during the course of a lifetime. Although incidence increases with age, this cancer can occur in younger men as well. This form of cancer very often occurs even without symptoms. Photogen's agreement with CIPR also will look at treatments for prostate cancer using two-photon excitation technology. (More info on prostate cancer at www.drkoop.com/resource/cancer.)

About Age-Related Macular Degeneration (AMD)

According to the American Academy of Ophthalmology (www.eyenet.org) and the International Association of Online Ophthalmologists, (www.isoo.org), AMD affects up to 13 million Americans by progressively damaging the center portion of the retina. AMD is a leading cause of reduced eyesight in the senior population, rarely seen before age sixty. Patients lose the ability to look straight ahead and distinguish fine detail or read small print, and must eventually rely on peripheral vision. Eighty percent of AMD cases are the "dry" form, which cannot be treated and causes gradual vision loss. The remaining cases are the more severe "wet" form, in which abnormal blood vessels grow under the retina. It is the "wet" form that the research between Photogen and MEEI aims to address.

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About Photogen

Photogen's scientists are working toward the development of its proprietary multi-photon excitation technology to enhance the safety and efficacy of photodynamic therapy for the diagnosis and treatment of cancer, infectious diseases and other medical conditions.

Photogen Technologies, Inc., through its wholly owned subsidiary -- Photogen, Inc. -- is a development-stage company focused on creating photodynamic-related health care products based on its proprietary multi-photon excitation and related technology. The Company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue or identify and diagnose disease.

This news release may contain forward-looking statements that involve risks and uncertainties. The Company has no products or operating revenues at this time. A full discussion of the Company's operations and financial condition, including risk factors that may affect the Company's business and future prospects, is contained in documents the company files with the Securities and Exchange Commission, such as the Company's reports on Form 10-QSB, Form 10-KSB and Form 8-K. These documents identify important factors that could cause the Company's actual performance to differ from current expectations. The common stock of Photogen Technologies, Inc. is traded on the over-the-counter bulletin board market under the symbol PHGN.

For information, contact Robert Cathey at Ackermann Public Relations & Marketing, 423/584-0550, e-mail: rcathey@ackermannpr.com. Or, visit our World Wide Web site, at www.photogen.com.